Exhibit 23.1
AUDITORS’ CONSENT
We hereby consent to the use in the Form 8-K of Royal Gold, Inc. dated April 1, 2010 (“Current Report”) of our report to the shareholder of International Royalty Corporation (the “Company”) on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2009 and the effectiveness of internal controls over financial reporting of the Company as of December 31, 2009. Our report is dated March 23, 2010.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, British Columbia
April 1, 2010